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                                                                  EXHIBIT 12.01

XCEL ENERGY INC. ($THOUSANDS)

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                                            12 MONTH
                                            2000 Q2      1999      1998      1997      1996       1995
                                           ---------  ---------  ---------  -------  ---------  ---------
Net Income                                   653,000    570,933    624,330  388,242    546,880    557,288

Add:
   Interest Charges                          546,419    414,277    344,643  331,760    292,300    274,552
   AFC-Debt                                   19,777     19,287     24,654   21,129     17,207     16,214
   Dist. on Redeemable Pref Sec of Trust      38,800     38,800     33,311   22,287      1,526          0
                                           ---------  ---------  ---------  -------    -------  ---------
   Financing Costs                           604,996    472,364    402,608  375,176    311,033    290,766

   Income Taxes                              264,630    179,673    240,391  230,629    300,463    315,232

Less:
   Undistributed Equity Earnings             143,709     67,926     56,953   36,532     26,365     41,823

Earnings b/f Fixed Charges                 1,378,917  1,155,044  1,210,376  957,515  1,132,011  1,121,463

Fixed charges:
   Interest charges, excluding AFC - debt,   566,196    433,564    369,297  352,889    309,507    290,766
   Dist. on Redeemable Pref Sec of Trust      38,800     38,800     33,311   22,287      1,526          0
                                           ---------  ---------  ---------  -------  ---------  ---------
Total fixed charges                          604,996    472,364    402,608  375,176    311,033    290,766



Ratio of Earnings to:
   Fixed Charges                                 2.3        2.4        3.0      2.6        3.6        3.9
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